Exhibit 23.7

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated September 13, 2004 to the Board of Directors of Grey Global Group Inc. (the “Company”) included in Appendix D to the proxy statement/prospectus relating to the proposed merger of the Company and Abbey Merger Corporation, a wholly-owned subsidiary of WPP Group plc, and (ii) the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/S/ ROBERT A. KINDLER
Name: Robert A. Kindler Title: Managing Director

October 25, 2004